     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 2001
                                                           REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                               WAVE SYSTEMS CORP.

             (Exact name of registrant as specified in its charter)

           DELAWARE                   13-3477246
 (State or other jurisdiction      (I.R.S. Employer
              of                Identification Number)
incorporation or organization)

                              480 PLEASANT STREET
                            LEE, MASSACHUSETTS 01238
                                 (413) 243-1600

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                 STEVEN SPRAGUE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               WAVE SYSTEMS CORP.
                              480 PLEASANT STREET
                            LEE, MASSACHUSETTS 01238
                                 (413) 243-1600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                             NEIL W. TOWNSEND, ESQ.
                                BINGHAM DANA LLP
                                399 PARK AVENUE
                         NEW YORK, NEW YORK 10022-4689
                                 (212) 318 7700

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AT SUCH TIME OR TIMES AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE AS THE SELLING HOLDERS MAY DETERMINE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF           AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
 SECURITIES TO BE REGISTERED       BE REGISTERED        PER SHARE(1)       OFFERING PRICE(1)    REGISTRATION FEE
CLASS A COMMON STOCK, $.01 PAR
  VALUE.......................    667,000 SHARES            $3.50             $2,334,500             $583.63

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices reported on the Nasdaq National Market on July 17, 2001.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 23, 2001

                                   PROSPECTUS

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 667,000 SHARES

                               WAVE SYSTEMS CORP.

                              CLASS A COMMON STOCK

    This prospectus relates to 667,000 Shares of Class A Common Stock, par value $.01 per share, of Wave Systems Corp. We are registering these shares on behalf of a certain stockholder, to be offered and sold by it from time to time. We are not selling any of these shares and will not receive any proceeds from the sale of these shares. Our Class A common stock trades on The Nasdaq National Market under the symbol "WAVX". The last reported sales price of our Stock on July 17, 2001 was $3.50 per share.
                            ------------------------

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this prospectus is July 23, 2001.

                               TABLE OF CONTENTS

Prospectus Summary..........................................     1
Risk Factors................................................     4
Use Of Proceeds.............................................    10
Selling Security Holder.....................................    10
Plan Of Distribution........................................    11
Legal Matters...............................................    12
Experts.....................................................    12
Incorporation Of Certain Documents By Reference.............    13
Item 14. Other Expenses Of Issuance and Distribution........  II-1
Item 15. Indemnification of Directors and Officers..........  II-1
Item 16. Exhibits And Financial Statements And Schedules....  II-1
Item 17. Undertakings.......................................  II-2

    YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL INFORMATION OR INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR AN INVITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ITS DATE, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE CLASS A COMMON STOCK; CHANGES MAY HAVE OCCURRED SINCE.

    We own or have rights to trademarks or tradenames that we use in conjunction with the sale of our products. Embassy-TM-, WaveMeter-Registered Trademark-, WaveNet-Registered Trademark-, Great Stuff Network-TM-, Second Shift-TM- (the Wave juggler logo), WaveCommerce-TM-, Wave Interactive Network-TM-, WINPublish-TM-, WINPurchase-TM-, CablePC-TM-, WaveDirect-TM-, MyPublish-TM-, CharityWave-TM- and N*Click -TM- are trademarks or registered trademarks used by us. All other trademarks and tradenames referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY, AND SHOULD BE READ AS SUCH. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL INFORMATION AND STATEMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS".

Our Business............  Wave Systems Corp. ("Wave" or "we") offers powerful, next-generation solutions for electronic commerce and
                          digital exchange. Wave is involved in the design,
                          development, and marketing of the Embassy
                          -Registered Trademark- Trust System, a comprehensive
                          security infrastructure, consisting of tools and device
                          components designed to be embedded in a range of user
                          devices such as personal computers, smart card readers and keyboards, digital set top boxes, cellular phones and other user devices, for the exchange of electronic content and
                          services in a secure, trusted environment. Electronic
                          content and services refers to any data, graphic, software, video or audio sequence that can be digitally transmitted or stored, as well as access to services such as broadcast or telecommunications services. Examples include archived
                          newspaper and magazine articles, on-line books, music
                          selections, clip-art, photographs and video games. Under
                          Wave's model, electronic content and service providers use the Wave System to allow consumers to purchase one-time,
                          multiple or permanent use of their content or service, using a wide range of payment models including rental,
                          pay-for-use, or outright purchase, much like a phone card or a pay-per-view cable system. Wave also offers a secure
                          e-commerce shopping platform, iShopHere.com, which is
                          designed to offer affinity groups who form digital
                          relationships using Wave's technologies, access to quality brands and retailers as well as special savings. The Wave
                          System is designed to change the e-commerce model by
                          creating a de-centralized distribution and security system under which consumers will be able to make individual
                          purchases of images, text, music or video, make use of
                          software, or purchase traditional retail goods and services all from the consumer's computer or other interactive
                          device. This means that content, goods and services can be consumed with more efficient and flexible pricing, broader distribution opportunities, greater protection against
                          unauthorized usage and with better privacy protection of the consumer's sensitive information.

Our Market..............  Wave's long-term strategy is to achieve broad market acceptance of the Wave System as a standard platform for the secure delivery of electronic content and services and to
                          build a network of services for this platform. The growth of
                          e-commerce is creating consumer demand for a powerful
                          merchandising interface at the point of purchase, whether in the office or at home. The business world is creating new
                          customer and supplier value chains which require new
                          approaches to the protection of information and content
                          which flows over public, shared networks. Content providers seek a system that will allow consumers to pay royalties
                          easily and quickly for usage while allowing both customized and broad, inexpensive distribution. Consumers in turn seek enhanced control of their individual privacy and secure
                          storage of sensitive information. Wave's creation of the
                          trusted client model allows important new approaches for
                          addressing issues regarding the authentication of
                          identities, the protection of content and services, and the distribution of electronic commerce transactions. These
                          three capabilities are key to building a network of
                          end-users and conducting e-commerce transactions.

Our Product.............  The Wave System consists of EMBASSY, EMBedded Application
                          Security System, in consumer devices providing a core
                          hardware and software foundation for consumers to purchase electronic content and access services on a flexible
                          purchase basis. The EMBASSY platform is a programmable, low cost "system within a system" that can perform independent transactions such as meter pay-per-use of electronic
                          content, store sensitive information such as identities,
                          credit information and account balances, and run secure
                          applications for pay-per-use access to software. The EMBASSY platform is an open model based on security hardware
                          originally designed for use with "smart cards" that can be integrated into personal computers and peripherals,
                          interactive televisions or used as independent components.
                          The WaveMeter application running in the EMBASSY platform
                          allows e-commerce transactions to occur without the expense of a real-time network connection for every transaction.
                          Wave has also created a software version of the WaveMeter
                          application that offers many of the features of the hardware version. The WaveMeter server enables electronic content
                          owners to securely sell usage of their intellectual property from a Web site. This secure electronic content delivery
                          service, offered through the WaveMeter server, does not
                          require either the consumer or the publisher to install any additional hardware or software. The EMBASSY securely stores electronic funds and transaction information about the usage of electronic content to be transmitted securely to a
                          WaveNet central transaction processing center periodically.
                          The WaveNet application manages electronic codes for
                          scrambling and unscrambling electronic content, processes
                          credit and usage charges, automatically obtains credit
                          authorization, calculates royalty distributions, and
                          provides user and usage data to electronic content owners.
                          The Wave System is designed to be compatible with existing content delivery systems, such as CD-ROMs and the Internet.
                          Using these Wave-enabled distribution systems, electronic
                          content providers can distribute their products in a secure format and offer them for sale through the EMBASSY platform, which in turn allows consumers to purchase and access the
                          electronic content when desired.

                          The iShopHere.com commerce shopping network provides
                          consumers and affinity groups access to quality brands and retailers. By combining iShopHere.com's access to leading
                          merchants with Wave's EMBASSY Trusted Client e-commerce
                          technologies, a new secure offering can be made available
                          that allows consumers to complete transactions over the
                          Internet with advanced security, reliability and trust.

Our Partners............  Wave is pursuing strategic relationships to build new ways of distributing electronic content and services with
                          electronic content providers, network companies, and
                          hardware manufacturers. Wave has attracted other companies to port their applications and services to the Wave System and its EMBASSY platform, which could in turn increase the value of the system to other potential partners. Since 1998,
                          Wave has established relationships with RSA Data Security,
                          NEC Technologies, Pollex Technology, Hewlett-Packard's
                          VerSecure division, Sun Microsystems, SMSC, ITE, IGST,
                          Sarnoff Corp., Hauppauge Computer Systems, Compaq Computer,
                          National Semiconductor, KiSS Nordic, Cyber-COMM, INTERVU,
                          AMD, Hitachi, Lego Media, WavePhore, BIZ Interactive
                          Zone, Inc., Thomcast Communications, Inc., Triveni
                          Digital, Inc., SCM Microsystems, Securealink and
                          Invivio.com, Inc. In 2001, Wave hopes to continue to expand the number of commitments from hardware manufacturers,
                          including personal computer manufacturers, peripheral
                          companies, systems integrators and other companies involved in e-commerce.

R&D.....................  Wave is a development stage company and has realized minimal operating revenues since our inception. At March 31, 2001,
                          Wave had an accumulated deficit of approximately
                          $154.8 million. Wave has made a substantial investment in
                          research and development, and we expect that we will be
                          required to continue to make substantial investments in our products and technology. For the years ended December 31,
                          2000, 1999, and 1998, Wave spent approximately
                          $20.9 million, $10.7 million and $6.2 million, respectively, on research and development activities (which amounts
                          include the value of stock issued). From our inception in
                          February 1988 through March 2001, Wave has spent
                          approximately $59.8 million on research and development
                          activities.

    Wave was incorporated in Delaware on August 12, 1998 and was known previously as Indata Corp. Wave changed its name to Wave Systems Corp. in January 1993. The principal executive offices are located at 480 Pleasant Street, Lee, Massachusetts 01238, and the telephone number is (413) 243-1600.

                                  RISK FACTORS

WE HAVE A HISTORY OF NET LOSSES AND EXPECT NET LOSSES MAY CONTINUE. IF WE CONTINUE TO LOSE MONEY, OUR OPERATIONS WILL NOT BE FINANCIALLY VIABLE.

    We have experienced significant losses and negative cash flow from operations since our inception. We have not realized a net operating profit in any quarter since we began our operations. As of March 31, 2001, we had a deficit accumulated during the development stage of approximately
$154.8 million and working capital of approximately $65.2 million. Our limited operating history offers little information to serve as a basis for evaluating us and our long-term prospects. You should consider our prospects in light of the risks, expenses and difficulties that companies in their earlier stage of development encounter, particularly companies in new and rapidly evolving markets, such as online commerce.

    To achieve profitability we must, among other things:

    - Convince personal computer manufacturers and distributors of movies, games, financial information and other digital data and electronic content over the Internet to modify their offerings to be used with our products and services;

    - Convince consumers to choose to order, purchase and accept products using our products and services;

    - Assemble and maintain the necessary resources, especially talented software programmers;

    - Develop partnerships to maximize acceptance of our products and services; and

    - Raise additional capital if necessary to support our operations.

    If we do not succeed in these objectives, our business likely will be materially and adversely affected. We may never achieve, or be able to sustain, profitability.

WE MAY NOT BE ABLE TO FUND OUR OPERATIONS.

    Since we began our operations, we have incurred net losses and experienced significant negative cash flow from operations. Based on our current operating plan, we believe we have adequate cash to fund our operations into the year 2002. However, our actual cash requirements may exceed what we have anticipated and we may run out of money. We do not know if additional financing will be available or that, if available, it will be available on favorable terms. If we issue additional shares of our stock, our stockholders' ownership may be diluted, or the shares issued may have rights, preferences or privileges senior to those of our common stock. If we do not have enough money, we may be unable to continue our operations, develop or enhance our products, take advantage of future opportunities or respond to competitive pressures.

IF WE ARE UNABLE TO DEVELOP A MARKET FOR OUR PRODUCTS AND SERVICES, OUR BUSINESS WILL SUFFER.

    The market for our services is still immature and is evolving rapidly. Our business will suffer if the market does not accept our products and services. Demand for our products and services could drop if:

    - providers of products or information in electronic form over the Internet or personal computer manufacturers refuse to modify their offerings so that they may be used with our products and services;

    - providers of products or information in electronic form over the Internet refuse to change their business model to allow end-users to use our technology;

    - consumers don't choose to use our technology; or

    - competitors develop superior products or services.

    To be successful, we must, among other things, prove that our technology works and complete its development, respond to any competitive developments, continue to attract, retain and motivate qualified personnel, and market our technology effectively. We have only recently begun introducing our technology to the market.

    Our technologies have not been accepted as standards. To be successful, we must obtain acceptance of our technologies, or modify our products and services to meet whatever industry standards ultimately develop. If we fail to do either, our business may suffer.

    An increasing number of market entrants have introduced or are developing competing products and services for delivering and receiving payment for products or information in electronic form over the Internet. Critical issues concerning the Internet remain unresolved and may limit the growth of this type of commerce. Delays in the deployment of improvements to the infrastructure for Internet access, including higher speed modems and other access devices, also could hinder the development of the Internet.

    For all of these reasons, it remains uncertain whether commerce over the Internet will continue to grow, our technologies will be generally accepted as a standard model of this type of commerce, or a significant market for our products and services will emerge.

OUR BUSINESS WILL NOT GROW IF WE DO NOT KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES.

    Because the market in which we operate is characterized by rapidly changing technology and frequent new product introductions, our success will depend, among other things, upon our ability to improve our products, to develop and introduce new products and services that keep pace with technological developments, to respond to evolving customer requirements and to achieve market acceptance. If we do not identify, develop, manufacture, market and support new products and deploy new services successfully, our business will not grow and our financial results will suffer.

OUR BUSINESS WILL SUFFER IF OUR TECHNOLOGIES ARE NOT COMPATIBLE WITH POPULAR MODES OF PRODUCTS AND INFORMATION DELIVERY IN ELECTRONIC FORM.

    Our system is adaptable to most present modes for the delivery of products and information in electronic form, such as CD-ROMs, the Internet and telecommunications devices. However, these modes of products and information delivery in electronic form may be replaced by other distribution technologies that are not compatible with our technology.

    The Internet, and online commerce over the Internet, are at an early stage of development and are rapidly evolving. While the Internet is expected to experience substantial growth in the number of users and amount of traffic, Internet infrastructure may not continue to support the increasing demands placed on it by this growth. Break-downs and slow-downs in Internet traffic may slow expansion of its use. Further, the costs of use of the Internet could increase to a degree that reduces its attraction as a platform for electronic commerce.

    Adequate Internet infrastructure and increased online commerce are necessary for us to succeed. If the Internet infrastructure and complementary services are unable to support growth, our business will not grow.

PROBLEMS RELATING TO SECURITY, SYSTEM DISRUPTIONS AND COMPUTER INFRASTRUCTURE COULD NEGATIVELY AFFECT OUR BUSINESS AND THE BUSINESS OF OUR CUSTOMERS.

    Although we have implemented in our products various security mechanisms, our products and services may nevertheless be vulnerable to break-ins, piracy and similar disruptive problems caused by

Internet users. Any of these disruptions would harm our business. Advances in computer capabilities, new discoveries in the field of security, or other developments may result in a compromise or breach of the technology we use to protect products and information in electronic form. Computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through the computer systems of users of our products, which may result in significant liability to us and may also deter potential customers.

    The security, piracy and privacy concerns of existing and potential customers and electronic content providers, as well as concerns related to computer viruses, may inhibit the growth of the Internet marketplace generally, and our customer base and revenues in particular. A party who is able to circumvent our security measures could misappropriate proprietary electronic content or cause interruptions in our operations and those of our strategic partners. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches. Our attempts to implement contracts which limit our liability to our customers, including liability arising from a failure of security features contained in our products and services, may not be enforceable. We currently do not have product liability insurance to protect against these risks.

COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR BUSINESS.

    Our competitors may be able to develop products and services that are more attractive to customers than our products and services. Many of our competitors and potential competitors have substantially greater financial and technical resources, greater name recognition and more extensive customer bases that could be used to gain market share or product acceptance.

    The Wave System competes with conventional information delivery systems, such as on-line services, subscription services on CD-ROM, and services on the Internet. We are also aware of other metering systems which compete directly with the Wave System, and other current and evolving technologies that provide some of its functionality. The Wave System is subject to competition from producers of hardware-based controllers. We compete with producers of software unlocking systems such as Rainbow Technologies, Inc. and Portland Software. In addition to small companies dedicated to specific solutions, many large information industry companies are forming alliances and attempting to take advantage of the information delivery options offered by the Internet. The Wave System also competes with electronic commerce payment technologies developed and offered by IBM infoMarket Service, Broadvision Inc., Connect, Inc.,
CyberCash, Inc., DigiCash Open Market, Inc., and Infineon Technologies, AG.

    Other companies have developed or are developing technologies that are, or may become, the basis for competitive products in the field of electronic content distribution. Some of those technologies may have an approach or means of processing that is entirely different from ours. Existing or new competitors may develop products that are superior to ours or that otherwise achieve greater market acceptance than ours.

IF WE DO NOT SUCCESSFULLY DEVELOP AND MAINTAIN OUR RELATIONSHIPS WITH STRATEGIC PARTNERS, OUR REVENUES COULD GROW MORE SLOWLY THAN EXPECTED.

    We depend upon strategic partners in our efforts to establish an installed base of EMBASSY-Registered Trademark- devices sufficient to convince content providers to use the Wave System for delivery of their content. We are dependent upon semiconductor companies to manufacture functioning
EMBASSY-Registered Trademark- chips in sufficient numbers and at a low enough cost to enable us to convince manufacturers of personal computers to incorporate the EMBASSY-Registered Trademark- chip. We are dependent upon electronic content owners to modify their products to be used with the the EMBASSY Trust System-Registered Trademark-. These partners may choose not to use our technology and could develop or market products or technologies that compete directly with us. We cannot predict whether these third parties will commit the resources necessary to achieve broad-based commercial acceptance of our technology. Any delay in the use of our technology by these partners could have a material adverse impact on the commercial acceptance of our systems. We have no binding commitments from many of our strategic partners, and there can be no assurance that we will enter into definitive agreements or that the terms of such agreements will be satisfactory.

PRODUCT DEFECTS, DEVELOPMENT OR MANUFACTURING DELAYS MAY HARM OUR BUSINESS.

    We may experience delays in the development of our products or the software, hardware and computing systems underlying our services. In addition, despite testing by us and potential customers, it is possible that our products may nevertheless contain errors. These development delays or errors could have a material adverse effect on our business. Also, manufacturing delays or our ability to procure products on a timely basis may limit our ability to sell products.

IF WE LOSE OUR KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR BUSINESS AND GROWTH MAY SUFFER.

    We believe that our future success depends upon the continued service of our key technical and management personnel and on our ability to attract and retain highly skilled technical, management, sales and marketing personnel. We are particularly dependent on the skills and contributions of several key individuals, including Peter J. Sprague and Steven Sprague, each of whom may voluntarily terminate their employment with Wave at any time and whose departure would have a material adverse effect on our business. We do not have "key person" life insurance policies on any of our employees. Our industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that our current employees will continue to work for us or that we will be able to hire any additional personnel necessary for our growth. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these employees is intense and increasing. We may not be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of us to do so would have a material adverse effect on our business.

WE HAVE A LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND OTHERS COULD INFRINGE ON OR MISAPPROPRIATE OUR PROPRIETARY RIGHTS.

    Our success depends, in part, on our ability to enjoy or obtain protection for our products and technologies under United States and foreign patent laws, copyright laws and other intellectual property laws and to preserve our trade secrets. We cannot assure you that any patent owned or licensed by us will provide us with adequate protection or will not be challenged, invalidated, infringed or circumvented.

    We rely on trade secrets and proprietary know-how, which we protect, in part, by confidentiality agreements with our employees and contract partners. However, our confidentiality agreements may be breached and we may not have adequate remedies for these breaches. Our trade secrets may also otherwise become known or be independently discovered by competitors. We also rely on copyright to prevent the unauthorized duplication of our software and hardware products. While we have and will continue to protect our software and our copyright interests, copyright laws may not adequately protect our technology. We have registered trademark and service mark registrations with the United States Patent and Trademark Office for the marks WaveMeter and WaveNet, EMBASSY, Great Stuff Network, Second Shift (the Wave juggler logo), WaveCommerce, Wave Interactive Network, WaveDirect, WINPublish, WINPurchase, CablePC, iShopHere and Face/Eye logo (iShopHere.com face logo). We have submitted trademark registrations for, EMBASSY System, Netpass, CharityWave and Trust @ the Edge. Wave intends to apply for additional name and logo marks in the United States and foreign jurisdictions, as appropriate, but we cannot assure you that federal registration of any of these trademarks will be granted.

CLAIMS THAT OUR TECHNOLOGY MAY INFRINGE PROPRIETARY RIGHTS OF THIRD PARTIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    We are aware of four United States patents, each of which has some claim that, based upon what we currently know, covers certain material aspects of our technology. Therefore, the commercialization of our technology is subject to the rights of the holder of these patents unless we are able to invalidate or license such claims. Also, the holder of these patents or its licensees could seek to invalidate the claims of the patent which we have licensed and, therefore, be able to commercialize a technology similar to our technology. We can give no assurance that we would be successful in invalidating such claims or, in turn, avoid having our claims invalidated. Any proceeding involving the validity of these patents would be protracted and costly. If these patents are not invalid insofar as their claims relate to our technology, then we would require a license from the holder of these patents to commercialize our technology. Due to the uncertainty as to whether these patents could be proved to be invalid, we have engaged in preliminary negotiations with the patents' holder to obtain a license thereunder. As a result of these negotiations, Wave has entered into a license of limited rights to use these patents in connection with certain uses. Wave did not, however, obtain a general license to use such patents in connection with activities not connected with the licensor.

    In January 1996, we received notice from a third party that claimed that our technology infringes upon U.S. and foreign patents it owned. These patents are also currently being litigated by third parties. We are not involved in these proceedings. This company offered to license its patents to us. We are currently obtaining information needed to investigate the merits of this claim. While we believe that there is a viable argument for non-infringement, if we are not able to show non-infringement, then we would require a license from this company to commercialize our technology. We cannot assure you that we would be able to obtain a license on acceptable terms, if at all. Our inability to obtain a license, if needed, on commercially reasonable terms would have a material adverse effect on our business and our future operations.

REGULATION OF INTERNATIONAL TRANSACTIONS MAY ADVERSELY AFFECT OUR BUSINESS OVERSEAS.

    A variety of U.S. export control laws apply to our technology. We will require export licenses to export certain of our technology outside North America. We cannot assure you that we will be able to obtain licenses for our products. In addition, the regulation of electronic monitoring, transmitting payment instructions or audited usage and financial information varies from country to country. We may be subject to different statutory or regulatory controls in different foreign jurisdictions. Our technology may not be permitted in foreign jurisdictions. Violations of foreign regulations or regulation of international transactions could hurt our business.

OUR STOCK PRICE IS VOLATILE.

    The price of our Class A common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors, such as:

    - quarterly variations in operating results;

    - variances of our quarterly results of operations from securities analyst estimates;

    - announcements of technological innovations, new products, acquisitions, capital commitments or strategic alliances by us or our competitors;

    - changes in financial estimates and recommendations by securities analysts;

    - the operating and stock price performance of other companies that investors may deem comparable to us; and

    - news reports relating to trends in our markets.

    In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the market price of our Class A common stock, regardless of our operating performance. Securities class action litigation has often been instituted against companies that have experienced periods of volatility in the market price for their securities. If we were to become the target of this kind of litigation, the cost in dollars and management attention could be substantial, and the diversion of management's attention and resources could have a material adverse affect on our business.

WE MAY BE SUBJECT TO CONFLICTS OF INTEREST.

    Our Board of Directors has included, and is likely to include in the future, representatives of our strategic partners. It is possible that those corporations may be competing against us or each other, directly or indirectly. A director who also represents another company may voluntarily abstain from voting on matters where there could be conflicts of interest. Even if such a director does abstain, his presence on the Board could affect the process or the results of the Board's deliberations. We have adopted no policies or procedures to reduce or avoid such conflicts. If such conflicts of interest arise, they may have a materially adverse effect on our business.

DISPROPORTIONATE VOTING RIGHTS MAY AFFECT OUR STOCK PRICE.

    Our common stock is divided into two classes, Class A common stock and Class B common stock. Each class has different voting rights. The voting rights of our Class B common stock permit the holders of Class B common stock to block mergers or similar transactions that are not approved by our Board of Directors and other transactions submitted to stockholders if any person has acquired more than 20% of our outstanding Series A common stock. The disproportionate voting power enjoyed by the Class B common stock holders when voting on questions of control may dissuade a potential merger partner or acquirer, even if the majority of the Class A common stock holders wanted the merger or acquisition to occur, and could depress the market price of the Common Stock.

GOVERNMENTAL REGULATION MAY SLOW OUR GROWTH AND DECREASE OUR PROFITABILITY.

    There are currently few laws or regulations that apply directly to the Internet. Because our business is dependent in significant respect on the Internet the adoption of new local, state, national or international laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our products and services and increase our costs or otherwise have a material adverse effect on our business.

    Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes.

OUR ANTI-TAKEOVER PROVISIONS MAY DISCOURAGE FUTURE ACQUISITIONS AND DEPRESS OUR STOCK PRICE.

    In addition to the anti-takeover effect of the voting rights granted to the holders of our Class B common stock, a change of control may be delayed, deferred or prevented by certain provisions of our charter documents, as well as the Board of Directors' ability to issue shares of preferred stock without further vote or action by the stockholders. In addition, Delaware law restricts certain business combinations with any "interested stockholder", as defined. This statute may delay, defer, or prevent a change in control of our company. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our Board of Directors. Certain of these provisions may discourage a future acquisition not approved by our Board of Directors in which you might receive an attractive value for your shares or that a substantial number or even a majority of our stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. All of these factors may depress the market price of our Class A common stock.

OUR DIVIDEND POLICIES MAY DEPRESS OUR STOCK PRICE.

    We have never declared or paid any cash dividends on our common stock. We currently anticipate retaining all future cash earnings, if any, to fund the development and growth of our business and we do not anticipate paying dividends on our common stock for the foreseeable future.

                                USE OF PROCEEDS

    The selling stockholder will receive all of the net proceeds from sales of the Class A common stock sold pursuant to this prospectus.

                            SELLING SECURITY HOLDER

    An aggregate of 667,000 Shares of Class A common stock are being registered in this offering for the account of the selling stockholders. These shares represent one-third of the shares originally issued in connection with the acquisition of 17.8% of the outstanding capital stock of BIZ Interactive
Zone, Inc. We granted registration rights with respect to these shares. We agreed to bear expenses, other than fees and expenses of counsel to the selling stockholder, in connection with the registration and sale of these shares. See "Plan of Distribution."

    The following table sets forth the name of the selling stockholder, the number of shares of Class A common stock the selling stockholder beneficially owns, the number of shares which may be offered for resale pursuant to this prospectus, and the number of shares that will be owned by the selling stockholder after the completion of this offering.

    As of March 31, 2001, there were 49,263,002 shares of Class A common stock outstanding. The shares offered by this prospectus may be offered from time to time, in whole or in part, by the selling stockholder or its transferee. The selling stockholder has not held any position nor had any material relationship with us or our affiliates during the past three years, except that in September 2000, we formed a strategic partnership with the selling stockholder whereby we would license our technologies and services to the selling stockholder.

    The information included below is based upon information provided by the selling stockholder. Because the selling stockholder may offer all, some or none of their shares, we cannot provide a definitive estimate as to the number of shares that the selling stockholder will hold after the offering.

    Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or become exercisable within 60 days following
July 23, 2001 are deemed outstanding ("Currently Exercisable Option/Warrant Shares"). However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                                                   SHARES BENEFICIALLY
                                                                                     OWNED AFTER THE
                                            SHARES BENEFICIALLY                          OFFERING
                                            OWNED PRIOR TO THE     SHARES BEING    --------------------
SELLING SECURITY HOLDER                          OFFERING            OFFERED        NUMBER     PERCENT
-----------------------                     -------------------   --------------   ---------   --------
BIZ Interactive Zone, Inc.................       2,000,000           667,000       1,333,000     2.7%

                              PLAN OF DISTRIBUTION

    We are registering the shares of Class A common stock offered in this prospectus on behalf of the selling stockholder. As used in this prospectus, the term selling stockholder includes pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership or liquidating distribution or other non-sale related transfer after the date of this prospectus. We will pay all expenses of registration of the shares offered, except for taxes or underwriting fees, discounts, selling commissions and legal fees of the selling stockholder. The selling stockholder will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

    The selling stockholder may sell the shares from time to time in one or more types of transactions, including block transactions, on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of these methods of sale. The selling stockholder may sell its shares at market prices prevailing at the time of sale, or at negotiated prices.

    The selling stockholder may use brokers or dealers to sell its shares. As of the date of this prospectus, we have not been advised by the selling stockholder that it has made any arrangements as to the distribution of shares covered by this prospectus.

    The selling stockholder may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom broker-dealers may act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions.

    The selling stockholder and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" as the term is defined in Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

    Because the selling stockholder may be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act of 1933, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

    The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that he, she or it meets the criteria and conforms to the requirements of that Rule.

    Upon being notified by the selling stockholder that it has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, regarding the plan of distribution.

    We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933, or to contribute to payments which the selling stockholder may be required to make in respect hereof. The selling stockholder has agreed to indemnify us against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for Wave Systems by Bingham Dana LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Wave Systems Corp. and Subsidiaries (a development stage corporation) as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, and for the period from February 12, 1988 (date of inception) to December 31, 2000 have been included herein by reference and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the periodic filing requirements of the Securities Exchange Act of 1934. Further to our obligations under the Exchange Act, we file reports, proxy and information statements and other information with the Securities and Exchange Commission. These reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials also can be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Securities and Exchange Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission (including Wave systems). The address of this site is http://www.sec.gov.

    We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register under the Securities Act of 1933 the securities that this prospectus offers. In accordance with the rules and regulations of the Securities and Exchange Commission, portions of the registration statement have been omitted from this prospectus. Therefore, this prospectus contains only some of the information in the registration statement. If you would like more information about Wave Systems and the securities this prospectus offers, please refer to the registration statement, which is on file at the offices of the Commission. You may obtain copies of these documents upon payment of the fee, or you may examine them without charge at the offices or via the Web site. When we discuss other documents in this prospectus, we may not provide all of the information about or contained in those other documents. You should not rely upon this prospectus to provide a complete discussion of the contents of other documents. You should refer to those other documents yourself. Whenever we discuss the contents of other documents, we qualify our statements in all respects by reference to the applicable documents on file with the Commission.

    In addition to historical information, this prospectus and the registration statement contain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. These statements and projections about the future involve risks and uncertainties. As a result, we may not be able to accurately predict the future and our actual results may turn out to be materially different from what we anticipate and discuss in this prospectus. In addition, we operate in an industry segment where securities prices may fluctuate dramatically and may be influenced by regulatory and other factors beyond our control. We discuss some of the factors which we believe to be important in the cautionary statements that accompany the forward-looking statements and in the risk factors section of this prospectus, as well as in the risk factors detailed in the other filings we have made with the Securities and Exchange Commission during the past 12 months. Whenever you assess a forward-looking statement in this prospectus, we urge you to read carefully all of the risk factors and cautionary statements in this prospectus, as well as those in our other filings with the Securities and Exchange Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to incorporate into this prospectus information we file with the SEC in other documents. The information incorporated by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock that are part of this offering have been sold. The documents we have incorporated by reference are:

    our Annual Report on Form 10-K for the year ended December 31, 2000;

    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

    the description of our common stock contained in our Registration Statement on Form 8-A.

    You may request a copy of these filings at no cost by writing or telephoning Wave Systems Corp., 480 Pleasant Street, Lee, Massachusetts 01238,
(413) 243-1600.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

DESCRIPTION                                                     AMOUNT
-----------                                                   ----------
Sec Registration Fee........................................  $   583.63
NASD Fee....................................................  $   733.00
Miscellaneous Costs.........................................  $ 5,000.00
                                                              ----------
    Total...................................................  $ 6,316.63

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

    The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company provide for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES

EXHIBIT NO.              DESCRIPTION OF EXHIBIT
-----------              ----------------------
  5.1               --   Opinion of Bingham Dana LLP with respect to the legality of the shares being offered

 23.1               --   Consent of Bingham Dana LLP (included as part of Exhibit 5 hereto)

 23.2               --   Consent of KPMG LLP, Independent Certified Public
                         Accountants

  24                --   Power of Attorney (included on the signature page hereto)

 99.1               --   Form of Stock Purchase Agreement dated February 2, 2001, by and between BIZ Interactive Zone, Inc. and Wave Systems
                         Corp.

 99.2               --   Form of Payment and Registration Rights Agreement dated as of February 2, 2001, by and between BIZ Interactive
                         Zone, Inc. and Wave Systems Corp.

------------------------

(b) Financial Statement Schedules:

    All schedules have been omitted since they are either not required or not applicable.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act or 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                 EXHIBIT INDEX

EXHIBIT NO.              DESCRIPTION OF EXHIBIT
-----------              ----------------------
  5.1               --   Opinion of Bingham Dana LLP with respect to the legality of the shares being offered

 23.1               --   Consent of Bingham Dana LLP (included as part of Exhibit 5 hereto)

 23.2               --   Consent of KPMG LLP, Independent Certified Public
                         Accountants

  24                --   Power of Attorney (included on the signature page hereto)

 99.1               --   Form of Stock Purchase Agreement dated February 2, 2001, by and between BIZ Interactive Zone, Inc. and Wave Systems
                         Corp.

 99.2               --   Form of Payment and Registration Rights Agreement dated as of February 2, 2001, by and between BIZ Interactive
                         Zone, Inc. and Wave Systems Corp.